Exhibit 10.27

DEMAND MEDIA, INC.

Re:          AT-WILL EMPLOYMENT TERMS

Dear David Panos:

In consideration of the compensation, benefits and promises contained herein and for other good and valuable consideration, the adequacy of which you and Demand Media, Inc., a Delaware corporation (the “Company”) hereby acknowledge, you and the Company hereby enter into this letter agreement (the “Agreement”) as of March 3, 2008. The effectiveness of this Agreement is subject to and conditioned upon the consummation of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger dated as of March 3, 2008 by and among the Company, Pluck Corporation, you and certain other parties. This Agreement shall become effective only upon the closing of the Merger (the date on which such closing occurs, the “Effective Date”), it being understood that this Agreement shall be null and void and of no force or effect if the Merger is not consummated for any reason.

1.     POSITION, DUTIES AND RESPONSIBILITIES. The Company will employ you, and you agree to be employed by the Company, as Executive Vice-President of the Company and you shall perform such employment duties as are usual and customary for such position, as the Company may assign to you from time to time. While employed by the Company, you agree to devote your full business time and attention to serving the Company in such position. Your duties may be changed from time to time by the Company. You will report to the Chairman and Chief Executive Officer of the Company (currently Richard Rosenblatt), and will work full-time at our offices located in Austin, Texas, except for travel to other locations as may be necessary to fulfill your responsibilities. If the Company so requests, in its reasonable discretion, you will serve the Company, its subsidiaries and/or affiliates in other capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, the Company may, in its sole discretion, increase your compensation on account of such additional service beyond that specified in this Agreement.

2.     BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary (the “Base Salary”) of $225,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and pro-rated for any partial period of service. Your Base Salary may be subject to upward adjustment in the sole discretion of the Company, pursuant to the Company’s policies as in effect from time to time.

3.     ANNUAL BONUS. In addition to the Base Salary set forth above, you will be eligible to receive an annual bonus (the “Bonus”) under the Company’s incentive bonus plan applicable to similarly situated employees of the Company, as in effect from time to time, in accordance with the terms and conditions of such bonus plan. The amount of your

Bonus will be targeted at $90,000, based on the attainment of your personal performance criteria and the Company’s attainment of its business and financial performance criteria, in each case established and evaluated by the Company in its sole discretion, provided, that your actual Bonus for any year may equal less than $90,000 (and may equal zero), depending upon whether and to what extent such criteria are attained. Payment of your Bonus(es), to the extent any Bonus(es) become payable to you, will be contingent upon your continued employment through the date on which bonuses are paid generally under the applicable bonus plan.

4.     STOCK AWARD. Subject to approval by the Board of Directors of the Company and your execution of a stock option agreement in the form provided to you by the Company (the “Stock Option Agreement”), the Company agrees to grant to you, as soon as practicable after the Effective Date, on or a reasonable time after April 1, 2008, an option to purchase 325,000 shares of the Company’s common stock (the “Stock Option”) under the Company’s 2006 Equity Incentive Plan (the “Equity Plan”). The Stock Option shall vest and become exercisable as follows: with respect to one-fourth (1/4) of the shares subject to the grant on February 28, 2009 and with respect to an additional one-forty-eighth (1/48) of the shares subject to the grant on each monthly anniversary thereafter; provided, that if a Change of Control (as defined in the Equity Plan) shall occur at any time and you remain employed by the Company through the six (6)-month anniversary of such Change of Control, the Stock Option shall vest and become exercisable upon the six (6)-month anniversary of such Change of Control with respect to the greater of: (A) 81,250 of the shares subject thereto or (B) fifty percent (50%) of the then unvested shares subject thereto. The Stock Option shall be subject to the provisions of this Agreement and be governed in all respects by the terms of the Equity Plan and the applicable Stock Option Agreement.

5.     DEFINITIONS.

a.             “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean, without your written consent: (i) there is a material reduction of the level of your compensation (except where there is a general and similar reduction applicable to the management team of the Company) other than for Cause, (ii) there is a material reduction in your overall responsibilities or authority, or scope of duties other than for Cause, it being understood that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “Good Reason” if you are provided with comparable duties, position and responsibilities; (iii) a material change in the geographic location at which you must perform your services; provided, that in no instance will your relocation to a facility or a location of fifty (50) miles or less from your then current office location be deemed material for purposes of this Agreement; or (iv) a material breach of this Agreement by the Company or any successor to the Company. You must provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of your initial knowledge of the existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice.

b.             “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) your unauthorized use or disclosure of confidential information or trade secrets or any other material breach of the Confidential Information, Noncompetition and Employee Development Agreement or any other written agreement between you and the Company; (ii) your entry of a plea of guilty or nolo contendre for a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude; (iii) your gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties after written notice from the Company and a thirty (30) day period to cure; (iv) any act of fraud, embezzlement, material misappropriation, or dishonesty committed by you against the Company; or (v) any intentional or reckless acts, omissions or statements by you which are materially detrimental or damaging to the reputation, operations, prospects, or business relations of the Company.

6.     BENEFITS AND VACATION. While employed by the Company, you will be eligible to participate in all incentive, savings and retirement plans and programs maintained or sponsored by the Company and available to its senior executive-level officers from time to time, subject to the terms and conditions thereof. While employed by the Company, you will also be eligible for medical insurance available to its senior executive-level officers, subject to the terms and conditions of the applicable Company plans or programs. Nothing in this Agreement shall, or shall be construed so as to, obligate the Company to adopt or maintain any benefit plan or program at any time.

7.     AT-WILL EMPLOYMENT. You will be employed by the Company hereunder as an employee at will, subject to the terms of this Agreement. Your employment with the Company will not continue for any fixed or guaranteed period of time. Accordingly, you may terminate your employment at any time, for any reason or no reason, with or without notice. Likewise, the Company may terminate your employment at any time, for any reason or no reason, with or without notice.

8.     TERMINATION OF EMPLOYMENT.

a.             In the event that your employment with the Company terminates for any reason, you shall be entitled to receive any compensation and benefits that you have accrued, but not received payment for, through the date of such termination.

b.             In addition, if you resign your employment with Good Reason (as defined herein), or your employment is terminated by the Company without Cause (as defined herein), and, in each case, such termination constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A and the final regulations and other interpretive guidance issued thereunder (“Code Section 409A”), subject to your execution and non-revocation of a binding release and waiver of claims in form and substance satisfactory to the Company in the exercise of its reasonable discretion , you shall be entitled to:

i.         Continuation payments of your Base Salary at the rate in effect immediately prior to such termination for four (4) months, payable in accordance with the Company’s normal payroll procedures, beginning after the expiration of any applicable revocation period specified in the release and subject to any required delay period described in Section 14 below;

ii.        If your separation from service occurs at any time within twelve (12) months following a Change of Control, accelerated vesting of one hundred percent (100%) of all outstanding equity awards (including, but not limited to, the Stock Option) with respect to any unvested shares subject thereto, immediately prior to such separation from service; and

iii.       If your separation from service occurs within one (1) month prior to a Change of Control or if your separation from service occurs after twelve (12) months following a Change of Control, accelerated vesting of all outstanding equity awards (including, but not limited to, the Stock Option) as to fifty percent (50%) with respect to any unvested shares subject thereto, immediately prior to such separation from service.

9.     CONFIDENTIAL INFORMATION, NONCOMPETITION AND EMPLOYEE DEVELOPMENT AGREEMENT. In connection with the Company’s entering into this Agreement and in further consideration hereof, you hereby agree to execute, simultaneously with this Agreement or as soon as practicable thereafter, a Confidential Information, Noncompetition and Employee Development Agreement in the form provided by the Company.

10.  COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by all lawful Company policies, procedures, rules and regulations as may be set forth in a Company employee handbook or as otherwise promulgated by the Company.

11.  WITHHOLDING. The Company shall withhold from any amounts payable under this Agreement such federal, state, local and/or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.  ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or otherwise arising out of your employment relationship with the Company or the termination thereof, shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by you and the Company or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Austin, Texas in accordance with the Employment Dispute Resolution Rules of AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 12 shall be specifically enforceable. Notwithstanding the foregoing, this Section 12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 12. This Agreement shall be governed by the laws of the State of Texas.

13.  Representations

a.     No Violation of Other Agreements. You hereby represent and warrant to the Company that (i) you are fully authorized and empowered to enter into this Agreement and that the performance of your obligations hereunder will not violate any agreement between you and any other person, firm, organization or other entity, and (ii) you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by your entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

b.     No Disclosure of Confidential Information. You hereby represent that your performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any of your previous employers, with the exception of Pluck Corporation.

14.  Code Section 409A

a.     Code Section 409A Exempt. The compensation and benefits payable under this Agreement, including without limitation the Severance, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, this agreement shall incorporate the terms and conditions required by Code Section 409A and Department of Treasury regulations as determined by the Company. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A and related Department of Treasury guidance, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

b.     Specified Employees. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to you during the 6-month period following your “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)) if the Company determines that paying such amounts at the time or times indicated in this Agreement would cause you to incur additional tax under Code Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6-month period, the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period.

15.  ENTIRE AGREEMENT. This Agreement, together with the Stock Option Agreement and the Confidential Information, Noncompetition and Employee Development Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by the Company or any representative or agent thereof, or by Pluck Corporation, and furthermore, you hereby waive and fully release Pluck Corporation from any claims you may have against Pluck Corporation arising out of any other agreement, offer or promise, whether oral or written.

16.  SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

17.  ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Richard Rosenblatt at 1333 2nd St. Suite 100, Santa Monica, CA 90401. Please retain one fully-executed original for your files.

Sincerely,

Demand Media, Inc., a Delaware corporation

By:	/s/ Richard Rosenblatt
Name: Richard Rosenblatt
Title: Chairman & CEO

Accepted and Agreed,
this [ ] day of [ ], 2008

By:
David Panos

Signature Page – Employment Agreement – David Panos

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Richard Rosenblatt at 1333 2nd St. Suite 100, Santa Monica, CA 90401. Please retain one fully-executed original for your files.

Sincerely,

Demand Media, Inc., a Delaware corporation

By:
Name: Richard Rosenblatt
Title: Chairman & CEO

Accepted and Agreed,
this 3rd day of March, 2008

By:	/s/ David Panos
David Panos